                                                                      EXHIBIT 10


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                            ASSET PURCHASE AGREEMENT

                                       FOR

                                 THE PURCHASE OF

             DESIGNATION RIGHTS RELATING TO CERTAIN REAL ESTATE AND
                   LEASEHOLD INTERESTS OF SERVICE MERCHANDISE
           COMPANY, INC. ET AL.; AS DEBTORS AND DEBTORS-IN-POSSESSION

                                       By

                                 KLA/SM, L.L.C.

                                  March 4, 2002


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


                                TABLE OF CONTENTS


ARTICLE I           CERTAIN DEFINITIONS...........................................................................1

ARTICLE II          THE TRANSACTION...............................................................................6

ARTICLE III         THE CLOSING..................................................................................15

ARTICLE IV          LTCB CONSENT AND NEWCO PROVISIONS............................................................17

ARTICLE V           CONDITIONS TO SELLER'S OBLIGATIONS...........................................................20

ARTICLE VI          CONDITIONS TO PURCHASER'S OBLIGATIONS........................................................21

ARTICLE VII         REPRESENTATIONS AND WARRANTIES OF SELLER.....................................................23

ARTICLE VIII        REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................24

ARTICLE IX          COVENANTS PRIOR TO CLOSING...................................................................26

ARTICLE X           COVENANTS AFTER CLOSING......................................................................27

ARTICLE XI          BID PROCESS..................................................................................29

ARTICLE XII         LEASE ASSIGNMENT.............................................................................30

ARTICLE XIII        MISCELLANEOUS................................................................................30

EXHIBITS
         Seller Entities..................................................................................Exhibit A
         LTCB Consent.....................................................................................Exhibit B
         Guaranty.........................................................................................Exhibit C
         Designation Order................................................................................Exhibit D

SCHEDULES
         Leases..........................................................................................Schedule 1
         Real Estate...................................................................................Schedule 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of March 4, 2002, between Service Merchandise Company, Inc. and each of those entities listed on Exhibit A attached hereto, debtors and debtors-in-possession operating under Chapter 11 of the Bankruptcy Code (collectively, "Seller"), and KLA/SM, L.L.C., a Delaware limited liability company formed by Klaff Realty, L.P., Lubert Adler Partners and Developers Diversified Realty Corporation ("Purchaser").

                                    RECITALS

         Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined below) on March 27, 1999. Since that time Seller has remained in possession of its property and has continued to operate its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Seller's Chapter 11 cases are currently pending before the United States Bankruptcy Court for the District of Tennessee, Nashville Division (the "Bankruptcy Court") and have been jointly administered as Case No. 399-02649 (the "Bankruptcy Case").

         Purchaser desires to purchase, and Seller desires to sell, the Designation Rights and other assets (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following designated meanings:

         "Affected Parties" means (i) with respect to a Lease, the lessor of such Lease, any sublessee (if required under the Sublease), and any other party having a contractual interest in the Lease, or (ii) with respect to Real Estate, any party to an REA affecting the Real Estate.

         "Agreed Prorations" has the meaning set forth in Section 10.2(f) hereof.

         "Agreement" means this Asset Purchase Agreement, including the exhibits and the schedules attached hereto.

         "Auction" has the meaning set forth in Section 11.1 hereof.

         "Bankruptcy Case" has the meaning set forth in the recitals hereof.

         "Bankruptcy Code" means Title 11 and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

         "Bankruptcy Court" has the meaning set forth in the recitals hereof.

         "Bondholders" means the holders of bonds or indebtedness issued by Seller pursuant to that certain Indenture for 9% Senior Subordinated Debentures due 2004, dated as of February 15, 1993.

         "Cap" has the meaning set forth in Section 12.2 hereof

         "Carrying Cost" means (i) all obligations which Seller is obligated to pay (with any disputes as to the Seller's obligations to third parties to be determined by the Bankruptcy Court) for the period commencing on and after the Effective Date and which are specifically attributed to the Properties, including rent, monthly mortgage payments, adequate protection payments, debt service payments, ground lease rent, common area maintenance, utilities, real estate taxes, insurance, security and other actual out-of-pocket costs under any Lease or REA and (ii) reimbursement of any such obligation paid by Seller prior to the Effective Date which relates to the Carrying Cost Period.

         "Carrying Cost Period" means the period commencing with the Effective Date for each Property and ending on the earliest to occur of (i) the expiration of the Designation Period (or any extension thereof), (ii) ten (10) days after the giving of written notice by Purchaser to Seller and the Committee that Purchaser excludes a Property from this transaction, plus two (2) business days thereafter, (iii) the occurrence of the closing relating to the transfer of a Property to Purchaser's designee, provided that, such designee is responsible for all carrying costs from and after such closing, and (iv) the transfer, assignment or conveyance of a Property to Newco.

         "Carrying Cost Schedule" has the meaning set forth in Section 2.6(c) hereof.

         "Closing" has the meaning set forth in Section 3.1 hereof.

         "Closing Date" means the first business day following the satisfaction or waiver (by the party entitled to waive the conditions) of all conditions to Closing set forth in Article V and Article VI, unless otherwise agreed by the parties.

         "Committee" means the official committee of unsecured creditors appointed in the Bankruptcy Case, provided that such term shall be deemed deleted from this Agreement as of the date that the Committee is dissolved (and, to the extent the Committee's rights under this Agreement are assigned, the term "Committee" shall be deemed to include such assignee).

         "Confirmation Date" means the date on which an order is entered by the Bankruptcy Court confirming the Seller's Plan.

         "Contract Properties" has the meaning set forth in Section 2.8 hereof.

         "Cure Agreement" has the meaning set forth in Section 12.2.

         "Deductions" has the meaning set forth in Section 2.5(e) hereof.

         "Deficiency Escrow" has the meaning set forth in Exhibit B hereof.

         "Deeds" has the meaning set forth in Section 3.3(a) hereof.

         "Designation Order" means the order to be entered by the Bankruptcy Court substantially in the form of the order attached hereto as Exhibit D with such changes as shall be reasonably satisfactory in form and substance to each of Purchaser, Seller and the Committee.

         "Designation Period" has the meaning set forth in Section 2.2(a) hereof.

         "Designation Rights" has the meaning set forth in Section 2.2(a) hereof.

         "Dividend" has the meaning set forth in Section 2.5(g) hereof.

         "Dividend Rate" means 12% per annum.

         "Effective Date" means the first day after receipt by Purchaser of a written notice from Seller of the delivery to Purchaser of possession of a Property pursuant to Section 3.5 and the conclusion of any going-out-of-business sale (or the conclusion of any fixture sales to the extent that the fixture liquidator is responsible for payment of any Carrying Costs during the fixture sale period) at such Property.

         "Election" has the meaning set forth in Section 6.3(d) hereof.

         "Excess" has the meaning set forth in Section 12.2 hereof.

         "FFE" shall mean any furniture, fixtures and equipment owned or leased by Seller and located at any of the Properties.

         "Final Order" shall mean an order of the Bankruptcy Court (a) which has not been reversed, vacated or stayed, and the time to file an appeal or a motion to reconsider has expired and/or has not been extended, or (b) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted.

         "First Payment" has the meaning set forth in Section 2.5(b) hereof.

         "Guaranteed Payment" has the meaning set forth in Section 4.2(r) hereof.

         "Interest Rate" shall mean 10% per annum.

         "Investment/Line of Credit" has the meaning set forth in Section 2.7(a) hereof.

         "Lease Designation Period" has the meaning set forth in Section 2.2(a) hereof

         "Leases" means the interest of Seller, as tenant, subtenant or otherwise, in the leases, ground leases, Subleases and other instruments and agreements, together with all amendments, modifications and supplements thereto (if any), for the leased Properties described on Schedule 1 hereto, and all rights and interests of Seller relating thereto, whether held directly by Seller or indirectly through an agent or nominee (including but not limited to all purchase options, renewal options, rights of first refusal and expansion rights, if any), excluding rent credits, refunds and other monetary rights for the period prior to the Effective Date and excluding any security deposits, and causes of action relating thereto.

         "Lease Notice" has the meaning set forth in Section 2.2(b) hereof.

         "Liens" has the meaning set forth in Section 7.4(i) hereof.

         "LTCB Consent" has the meaning set forth in Exhibit B hereto.

         "LTCB Mortgage" has the meaning set forth in Exhibit B hereof.

         "LTCB Properties" means those properties secured by that certain First Mortgage Secured Notes between Service Merchandise Company and H.J. Wilson Co., Inc. and The Long-Term Credit Bank of Japan, Limited, New York Branch, and Sovran Bank/Central South dated June 28, 1990, which have not been sold or otherwise disposed of by Seller as of the date hereof.

         "Net Proceeds" has the meaning set forth in Section 2.5(e) hereof.

         "Newco" shall mean a joint venture or other entity owned 80% by Purchaser and 20% by the Seller's bankruptcy estate which will operate as a real estate company that sells, markets, develops, leases and/or invests in commercial real estate for the benefit of its shareholders and which operates as described in Article IV hereof.

         "Newco Assets" has the meaning set forth in Section 4.2(e) hereof.

         "Newco Obligations" has the meaning set forth in Section 4.2(e) hereof.

         "Notice" has the meaning set forth in Section 2.2(c) hereof.

         "Payment Period" has the meaning set forth in Section 2.5(b) hereof.

         "Payments" has the meaning set forth in Section 2.5(b) hereof.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, trust, union, association, court, agency, government, tribunal, instrumentality, or other entity or authority.

         "Permitted Exceptions" means, collectively: (a) all applicable zoning, building laws, restrictions, regulations and ordinances, provided they do not materially impair the use of the Properties for their existing uses; (b) encroachments, if any on any street or highway; (c) the state of facts that would be disclosed by an accurate survey or from a personal inspection of the Properties provided such facts would not materially impair the use of the Properties for their existing uses; (d) real estate taxes, and water and sewer charges and other similar charges which are not yet due and payable as of to the date of the Closing (subject to apportionments as provided for in this Agreement); (e) easements, non-monetary liens and encumbrances and rights of public utilities and any other imperfections of title which do not materially impair the use or the Properties for their existing uses; (f) covenants, conditions and restrictions of record which do not prevent in any material way, prohibit or materially impair the use of the Properties for their existing uses;
(g) monetary liens which shall be satisfied by Seller at Closing by payment or order of the Bankruptcy Court for which the provision for payment in the form of an escrow has been made to the satisfaction of a title insurer and Purchaser;
(h) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of the adoption, promulgation, repeal, modification or reinterpretation of any law, rule, regulation, ordinance or order of any federal, state, county or local government, governmental agency, court, commission, department or other such entity which occurs subsequent to the date hereof which cannot be cured by the payment of money; (i) liens, claims, encumbrances, security interests, title exceptions or imperfections of title caused by or resulting from the acts of Purchaser or any of its affiliates, employees, officers, directors, agents, contractors, invitees or licensees; and
(j) with respect to the Real Estate, all other matters set forth on the title commitments prepared by the title insurer, unless objected to by Purchaser as herein provided, other than those matters described in clauses (a) through (i) of this definition.

         "Plan" means a plan of reorganization or liquidation filed by or on behalf of the Seller with the Bankruptcy Court in the Seller's Bankruptcy Case.

         "Properties" means, collectively, the Leases on Schedule 1 and the Real Estate on Schedule 2.1 hereto.

         "Property Closing" has the meaning set forth in Section 3.2 hereof.

         "Property Closing Conditions" has the meaning set forth in Section 3.3
(e) hereof.

         "Property Closing Date" means (i) with respect to the Leases as to which no objection has been received (or where an objection does not prohibit or otherwise affect a Property Closing), as soon as reasonably practicable on or after the seventeenth (17th) day following Seller's delivery of written notice to the Affected Parties of the identity of the designee for the particular Property (or such other date as may be agreed to by Purchaser's designee and Purchaser) (and for Real Estate shall be as soon as reasonably practicable on or after the eleventh (11th) day if no objection is received), provided no stay pending appeal or other injunction against closing is in effect, and (ii) with respect to each of the Properties to be sold to Purchaser's designees where an objection is filed, as soon as reasonably practicable on or after the first
(1st) business day following (x) the date that the objection is consensually resolved or withdrawn or (y) the Sale Order approving such sale or assignment has been entered by the Bankruptcy Court provided that the Sale Order contains protections and findings under Section 363(m) of the Bankruptcy Code for the benefit of Purchaser's designee(s) and no stay of the Sale Order is in effect (or such other date as Purchaser's designee and Purchaser may agree).

         "Property Income" has the meaning set forth in Section 2.6(a) hereof.

         "Purchase Price" has the meaning set forth in Section 2.5 hereof.

         "Purchase Price Reduction" means, with respect to any particular Property, the amount of the Purchase Price to be allocated to such Property as agreed upon by Seller, Purchaser and the Committee. If no mutual agreement is reached, then the Purchase Price Reduction shall mean the amount of the Purchase Price reduction as determined by the Bankruptcy Court.

         "REA" means any reciprocal easement agreement, operating agreement, nondisturbance agreement, any agreement containing a first refusal or recapture right, option agreements or similar agreement which relates to any Lease or Real Estate.

         "Real Estate" has the meaning set forth in Section 2.1 hereof.

         "Real Estate Designation Period" has the meaning set forth in Section 2.2(a) hereof.

         "Real Estate Notice" has the meaning set forth in Section 2.2(c) hereof.

         "Sale Order" means an order or orders of the Bankruptcy Court which may be entered from time to time (and at Purchaser's request but subject to the reasonable consent of Seller) approving the sale of any Real Estate, or the assumption and assignment of any Lease, to Purchaser's designee(s).

         "SPE Properties" means those properties secured by either (1) that certain loan agreement between SMC-SPE-1 and First Union National Bank of North Carolina dated October 4, 1996, or (2) that certain loan agreement between SMC-SPE-2 and First Union National Bank of North Carolina dated October 4, 1996, which have not been sold or otherwise disposed of by Seller as of the date hereof.

         "Subleases" means any lease, sublease, space lease or other agreement for any of the Properties where Seller is the lessor or sublessor.

                                   ARTICLE II

                                 THE TRANSACTION

         2.1      PURCHASE AND SALE OF DESIGNATION RIGHTS.

                  (a) On the terms and subject to the conditions contained in this Agreement and the Designation Order, on the Closing Date, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, pursuant to Sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, the Designation Rights for all of the Properties free and clear of all Liens of any kind whatsoever to the fullest extent permissible pursuant to the Bankruptcy Code.

                  (b) During the Designation Period, and on the terms and subject to the conditions contained in this Agreement and the Designation Order, on each Property Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser's designees, free and clear of all Liens, other than Permitted Exceptions, all of Seller's right, title and interest in, to and under the real property owned by Seller and listed on Schedule 2.1 hereto, including the land, building improvements thereon, all subleases, all plumbing, electrical, mechanical, heating and air conditioning equipment and systems owned by Seller that are permanently attached to the real estate or the premises (or the improvements situated thereon), and all easements, licenses, rights-of-way, permits and other appurtenances thereto and all renewal options, purchase options, rights of first refusal and expansion rights relating thereto, if any (including Seller's rights in and to public streets, whether or not vacated and existing third-party warranties relating thereto, if any, and to the extent assignable), whether held by Seller directly or through a nominee (collectively, the "Real Estate"). In addition, during the Designation Period, upon the direction of Purchaser, Seller shall sell, assume and assign and convey to Purchaser's designees, Seller's rights under the Leases, including any ground leases and any Subleases (and conveying all improvements located on the Properties which are ground leased).

         2.2      DESIGNATION PROCEDURES.

                  (a) During the Designation Period, Purchaser shall have the sole, exclusive, and continuing right to select, identify and designate (on one or more occasions): (i) which Real Estate shall be conveyed and which Leases shall be assumed and assigned, and to whom (including to a landlord of a Lease which may involve terminating a Lease in lieu of assigning a Lease to a landlord; provided, however, that if Purchaser directs Seller to terminate a Lease there will be no resulting rejection damages for such Lease in excess of the cure amount agreed to in the Cure Agreement unless otherwise agreed to by Seller and Purchaser in writing) and (ii) which Properties shall be excluded from the transaction (all of which rights are referred to herein as the "Designation Rights"). Purchaser's Designation Rights for Leases shall end on the earlier of (x) the Section 365(d)(4) extension period currently in effect for each Lease unless further extended by order of the Bankruptcy Court or (y) the Confirmation Date, and for Real Estate, such designation period shall expire on the Confirmation Date (such time period as applicable for each Lease being the "Lease Designation Period" and for each Real Estate Property being the "Real Estate Designation Period", and together with the Lease Designation Period, the "Designation Period"), provided, however, that Purchaser shall identify to Seller and the Committee which Properties will be conveyed to Newco by no later than the date for filing of exhibits with respect to the Plan. Such list of Properties may be amended upon consent of Purchaser, Seller and the Committee. The Designation Rights to be acquired shall include, among other things, the exclusive power to designate to a designee (and to have Seller convey or assign to such designee) all rights, title, interests, options, contract rights and appurtenances of Seller in and to the Properties, excluding the FFE and rent refunds, tax credits and other amounts due to Seller for periods prior to the Effective Date, and any cause of action relating thereto.

                  (b) In order to effectuate an assignment of a Lease to a designee, Purchaser shall deliver to Seller, Seller's counsel and counsel for the Committee a written notice (via facsimile or overnight mail) containing (i) the identity of the proposed designee, (ii) a statement as to whether such designee is an affiliate of the Purchaser or any of its principals, (iii) the proposed use of the Property by the designee, (iv) documentation from the designee relating to "adequate assurance of future performance", and (v) a list of all Affected Parties that the Purchaser determines should receive notice of the proposed assignment (which list shall include counsel for the Committee, counsel for the DIP Lenders and the United States Trustee) (the "Lease Notice"). Within five (5) days (which must include at least three (3) business days) of receipt of the Lease Notice, Seller shall deliver the Lease Notice to the notice parties identified by Purchaser and all Affected Parties designated in the Lease Notice as may be supplemented by Seller. Simultaneously, Seller shall also provide to the landlord the documentation received from the Purchaser as to the designee's "adequate assurance of future performance" as required by Section 365 of the Bankruptcy Code. Seller shall use commercially reasonable efforts to obtain approval from the Bankruptcy Court that (x) the Lease Notice constitutes a "motion" for purposes of the Bankruptcy Court, and (y) the landlord, and, if applicable, any other Affected Party with an interest in the Lease shall have sixteen (16) days from receipt of the Notice to file an objection in writing to the proposed assignment of the Lease to Purchaser's designee. Such objection shall be served on counsel for the Purchaser, the Seller, counsel for the Seller, counsel for the Committee, counsel for the DIP Lenders and the United States Trustee. If a timely written objection is made, the Seller shall request the Bankruptcy Court to hold a hearing on the next scheduled omnibus hearing date. Seller and Purchaser shall use commercially reasonable efforts to have such objection overruled, provided, however, that each party hereto shall bear their own respective legal fees, costs and expenses of responding to any objection and any appeal thereof and any litigation relating thereto. If overruled or withdrawn, the Property Closing Date shall occur. If the objection is upheld by the Bankruptcy Court or if the Property Closing does not occur, Purchaser shall retain the Designation Rights to such Property and the Purchase Price shall not be reduced (unless the failure to consummate the Property Closing was solely due to the inability of Seller to convey legal title to the Property to Purchaser's designee). The Designation Order shall further provide that if no objection to the assumption and assignment is timely made, or such objection involves a "cure issue" which pursuant to the Designation Order will not affect the assignment of the Lease, the Seller shall promptly file and serve on counsel for the Purchaser, counsel for the Committee, counsel for the DIP Lenders and the United States Trustee a certificate of "no objection" and the assumption and assignment shall be deemed effective and binding (without further court order unless the Purchaser requests an additional Sale Order be obtained in accordance with the terms of this Agreement) and the Affected Parties shall be deemed to have consented to the assumption and assignment and to have waived all objections (other than a landlord's cure amounts).

                  (c) In order to effectuate a sale of any Real Estate to a designee, Purchaser shall deliver to Seller, Seller's counsel and counsel for the Committee written notice containing (i) the identity of the proposed designee, (ii) a statement as to whether such designee is an affiliate of the Purchaser or any of its principals, (iii) the proposed use of the Property by the designee and (iv) a list of all Affected Parties that the Purchaser determines should receive notice of the proposed assignment (which list shall include counsel for the Committee, counsel for the DIP Lenders and the United States Trustee (the "Real Estate Notice", and together with the

Lease Notice, the "Notice")). Within five (5) days (which must include at least three (3) business days) of receipt of the Real Estate Notice, Seller shall deliver the Real Estate Notice to all Affected Parties designated in the Real Estate Notice, as may be supplemented by Seller, relating to such Real Estate along with any documentation provided by the Purchaser, and such Affected Parties shall have ten (10) days to object to the sale by filing an objection and serving such objection on counsel for the Purchaser, the Seller, counsel for the Seller, counsel for the Committee, counsel for the DIP Lenders and the United States Trustee. Seller shall use commercially reasonable efforts to obtain approval from the Court that (1) the objections by any REA parties shall be limited to alleged violations of their REA and (ii) to have the Real Estate Notice constitute a "motion" for purposes of the Bankruptcy Court. If a timely objection is made, the Seller shall request that the matter be heard by the Bankruptcy Court at the next omnibus hearing date. If no objection to the sale is timely made, the Seller shall promptly file and serve on counsel for the Purchaser, counsel for the Committee, counsel for the DIP Lenders and the United States Trustee a certificate of "no objection" and all Affected Parties shall be deemed to have consented to the sale effective as of the expiration of the objection deadline, and Seller shall hold a closing to provide for the conveyance of title and related rights to Purchaser's designee. If there are no Affected Parties for a particular Real Estate, Seller shall, at Purchaser's request, file and serve on counsel for the Committee, counsel for the DIP Lenders and the United States Trustee a "notice of designation-no affected parties" and proceed to a Property Closing with Purchaser's designee as promptly as commercially reasonable.

                  (d) Each of Seller, Purchaser and the applicable designee shall use commercially reasonable efforts to comply and shall fully cooperate with each other in the resolution of any objections to the proposed sale or the proposed assumption and assignment of the Properties.

         2.3      OTHER DESIGNATION RIGHTS MATTERS.

                  (a) To the extent any of Purchaser's designees fail to close on any Property, Purchaser shall have the right to direct Seller to convey such Property to an alternate designee and in any event Purchaser shall retain all of its respective Designation Rights under this Agreement.

                  (b) Purchaser shall act, at all times, in a commercially reasonable manner in an effort to maximize the Net Proceeds derived from sales and assignments of Properties, provided that, the right to rely upon or to enforce this covenant shall be limited at all times solely to the Seller and the Committee, and no third party or potential bidder may use or rely upon this section (there being no third party beneficiaries of this section or of this Agreement).

         2.4      EXCLUSION OF PROPERTY.

                  (a) Purchaser shall have the right, in its sole discretion, to exclude any Property from this transaction at any time after March 14, 2002 (including the right to exclude a Property previously designated by Purchaser to be assigned or sold, as the case may be, to a designee in the event a Property Closing Condition does not occur), provided that none of the Leases previously assumed by Seller during the Bankruptcy Case shall be excluded by Purchaser unless the landlord of such Lease waives in writing all administrative claims relating to such Lease against the Seller's estate. The Purchase Price shall not be reduced by such exclusion of any of the Properties unless such exclusion was solely a result of Seller's inability to convey legal title to a Property, in which case the Purchase Price shall be reduced by the Purchase Price Reduction. Purchaser's Carrying Cost obligations relating to an excluded Property shall cease at the end of the Carrying Costs Period for such Property.

                  (b) After a Property has been excluded as provided herein, all rights to market, sell, abandon in accordance with Section 554 of the Bankruptcy Code, assume, assign or reject such Property (and all obligations relating thereto) shall revert to and vest in Seller. After a Property has been excluded, Seller shall be entitled to retain all proceeds received from the disposition of such Properties.

                  (c) Purchaser agrees that if it elects to exclude any Property, Purchaser shall do so by giving written notice of such exclusion to Seller on or prior to the 14th day of each calendar month.

                  (d) Purchaser agrees that the LTCB Properties and two "pools" of SPE Properties cannot be assumed, rejected, sold or excluded on an individual basis (but rather only as three separate packages) except as may be permitted in the applicable underlying loan and mortgage documents and/or any adequate protection stipulation or order governing the LTCB Properties and SPE Properties or if the mortgagee so consents, and provided that the applicable mortgagee acknowledges that no action can be taken relating to the LTCB Properties and SPE Properties which will create additional claims against the Seller's estate.

         2.5 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Designation Rights shall be paid by Purchaser in cash as follows:

                  (a) Simultaneous with the delivery of this Agreement, Purchaser has remitted to Seller (or such party as has been designated by Seller) a $10 million good faith deposit (the "Deposit") to be held in escrow by Seller's designee pending entry of the Designation Order and to be applied against the amounts set forth herein if the Designation Order is entered declaring Purchaser as the successful bidder. If Purchaser is not declared the successful bidder and provided that Purchaser is not in default under any of its obligations under this Agreement or the bidding procedures, Seller shall return the Deposit to Purchaser (along with accrued interest) in accordance with the terms of the bidding procedures. Upon entry of the Designation Order approving this Agreement, Seller shall have the right to either (a) return the Deposit, with all interest earned thereon, to Purchaser or (b) retain such Deposit, provided that such Deposit, with all interest earned thereon, shall then be applied in reduction of the Purchase Price and shall thereafter bear a rate of return equal to the Dividend Rate and shall be deemed to be a part of the "First Payment" described below.

                  (b) During the period commencing on the first day after the Designation Order becomes a Final Order and ending on the effective date of the Plan (the "Payment Period"), Purchaser shall pay to Seller all Net Proceeds received from designees up to a maximum of $116,400,000 (the "First Payment" or "Payments"). To the extent that the Net

Proceeds (or other payments made by Purchaser to Seller including, but not limited to, the Deposit if retained by Seller) aggregate less than $116,400,000 on the last day of the Payment Period, Purchaser shall pay Seller on such date the difference up to a total of $116,400,000. If Net Proceeds and Payments received by Seller (including the Deposit, with all interest earned thereon, if retained by Seller), as of the last day of the Payment Period exceed $116,400,000 plus the Guaranteed Payment, then the amount in excess of $116,400,000 plus the Guaranteed Payment shall be transferred to Newco. Notwithstanding the foregoing, during the Payment Period, Purchaser shall, at Seller's request, pay, without setoff or deduction of any kind any portion (up to the entire $116,400,000 less the Deposit, with all interest earned thereon, if Seller elects to accept and retain the Deposit) of the First Payment at any time (or from time to time in such amounts and installments as Seller determines in its sole discretion), payable first out of Net Proceeds and the balance from Purchaser. The Designation Order shall provide that if a Plan incorporating this transaction is not confirmed, or if the case converts to Chapter 7 or if a Chapter 11 Trustee is appointed (and such Trustee does not adopt and assume this Agreement), Purchaser shall have an allowed superpriority claim and lien to the extent of any First Payment made to Seller from Purchaser's own funds rather than from Net Proceeds which has not been repaid to Purchaser, together with interest thereon at 12% (junior only to any existing super-priority claims and liens, carve-outs and professional fees for the Seller and the Committee as approved by the Court, but in no event shall such carve-out exceed the cap imposed on such fees consistent with the current wind-down budget contained in the Seller's DIP facility).

                  (c)      INTENTIONALLY DELETED

                  (d) After Seller has received the Payments, all additional Net Proceeds thereafter from any remaining Properties or other source shall be paid to Seller and/or Purchaser in accordance with Sections 4.2(k) and
(1).

                  (e) As used herein, the term "Net Proceeds" shall consist of the total cash consideration paid by Purchaser's designees for sales or assignments of the Properties less deductions (in the following order of priority) for (1) actual, necessary and reasonable closing costs for any Properties sold or assigned, including transfer taxes, if any, title, survey costs, and reasonable attorneys' fees relating to the closing and expenses relating to such closing, (2) any mortgage debt encumbering a Property which has been satisfied at a closing, (3) reimbursement of the Payments, to the extent applicable, and the 12% Dividend, (4) any interest on any borrowings under the Investment/Line of Credit, (5) any principal on any outstanding extensions of credit under the Investment/Line of Credit, and (6) Carrying Costs paid or incurred by Purchaser for the Properties during the Carrying Cost Period, including Carrying Costs paid by Purchaser for any Properties not assigned or sold (collectively, the aggregate sum of (1), (2), (3), (4), (5) and (6) shall be the "Deductions").

                  (f) During the Designation Period, within fifteen (15) days after the end of each quarter (based on a calendar year), Purchaser shall provide a written accounting to Seller and the Committee which shall set forth in detail the Properties sold, assigned or excluded through the end of the quarterly period, the total consideration paid by each designee for such sales or assignments (including without limitation specific allocations of the purchase prices for each Property), a detailed schedule of Deductions and Carrying Costs for all Properties and the

Net Proceeds received and proposed to be distributed. If no written objection is received by Purchaser within ten (10) days after delivery of the accounting, Purchaser shall be free to make the proposed distributions of Net Proceeds. Any dispute concerning the accountings or the proposed Deductions, Carrying Costs and Net Proceeds, shall (if not resolved first by agreement among Seller, the Committee and Purchaser), be resolved by the Bankruptcy Court. In the event that a portion of Net Proceeds is in dispute, the Purchaser shall make distributions of Net Proceeds in accordance with the terms of this Agreement for the undisputed portion of the Net Proceeds, and the disputed portion of such Net Proceeds shall be held in an interest-bearing account until such dispute is resolved.

                  (g) Until reimbursement in full of any portion of any Payment funded by Purchaser's own monies rather than through Net Proceeds, Purchaser shall be entitled to a cumulative preferred return of 12% (the "Dividend") on the outstanding balance of any such Payment. To the extent not repaid in full on or before the Confirmation Date, the repayment of any portion of the Payments (plus the Dividend) funded by Purchaser from its own monies shall become a "Newco Obligation" of Newco to be payable monthly by Newco from available cash.

                  (h) All Payments to be made by Purchaser to Seller shall be subject to the Purchase Price Reduction solely in the event Seller cannot convey legal title to a Property to a designee selected by Purchaser. To the extent that the Purchase Price Reduction occurs after the Payment has been made in full, the amount of the Purchase Price Reduction shall be an administrative claim due from Seller to Purchaser and Purchaser shall be entitled to credit the amount thereof against the next Carrying Costs due from Purchaser to Seller, or against the Guaranteed Payment, if not yet paid, or against payments due to Seller on account of Seller's 20% interest in Newco.

                  (i) The payment of the Purchase Price and the Guaranteed Payment and the performance of all obligations of Purchaser under this Agreement shall be absolutely and unconditionally guaranteed, without setoff or deduction for any purpose, at Seller's option, (1) by an entity or entities reasonably acceptable to Seller and the Committee by execution and delivery to Seller of the guaranty attached hereto as Exhibit C, (2) the delivery of a letter of credit in a form reasonably acceptable to Seller, Purchaser and the Committee, or (3) the depositing of funds equal to the Purchase Price less the Deposit and the Guaranteed Payment into an escrow and subject to escrow instructions reasonably acceptable to Seller, Purchaser and the Committee.

         2.6      ADDITIONAL CONSIDERATION.

                  (a) As additional consideration, and regardless of Net Proceeds actually received, Purchaser shall be responsible for, and shall reimburse Seller or pay directly, the Carrying Costs, which are incurred for each of the Properties during the Carrying Cost Period; provided, that, the Auction described in Section 6.5 has occurred by such date and Purchaser has been selected as the successful bidder for the Designation Rights for all of the Properties at the Auction. Purchaser's obligation for Carrying Costs of the Properties shall terminate on the dates described above in the definition of the term "Carrying Cost Period." During the Carrying Cost Period, Purchaser shall be entitled to receive and retain all unencumbered sublease rentals, and all other income generated from any of the Properties (the "Property Income"), provided that such Property Income received shall be accounted for by Purchaser and shall constitute an offset against Carrying Costs, and Purchaser shall have no other entitlement to such Property Income until the Property generating the Property Income is conveyed to Newco, in which case such Property Income shall become a Newco Asset. Nothing herein shall constitute an assignment or sale of any claims or rights of Seller under any agreement relating to the Properties including, without limitation, rent credits, security deposits, refunds or other rebates, or causes of action relating thereto. Other than pre-paid expenses relating to the Carrying Cost Period, Purchaser's Carrying Cost obligations shall not include any indebtedness or any obligations incurred prior to the Effective Date (regardless of when the bill for payment may be received for such taxes or other indebtedness). Notwithstanding the foregoing, the portion of the adequate protection payments for the SPE Properties and for the LTCB Properties which are incurred or arise commencing as of the Closing Date (and regardless of when possession of any such SPE Property or LTCB Property is actually delivered to Purchaser) shall become a reimbursement obligation of Purchaser to be paid to Seller or, at Seller's request, directly to the trustees for the holders of the mortgages relating to the SPE Properties or the LTCB Properties, provided that
(i) Purchaser shall retain the right, in its sole discretion, to exclude the LTCB Properties or SPE Properties thereafter at any time in accordance with
Section 2.4 (but subject to the portion of Section 11.2(b) which relates to the exclusion of the LTCB Properties or the SPE Properties) and (ii) Purchaser shall be reimbursed (or, at Purchaser's election, may be treated as "Property Income" hereunder) for all occupancy costs paid by any GOB liquidator or FF&E liquidator after the Effective Date for any of the LTCB Properties or the SPE Properties.

                  (b) If the Designation Order is not yet final on the Effective Date for any Property, then Purchaser will be responsible for the payment of all Carrying Costs for such Property as of the Effective Date, provided that if the Designation Order is overturned, appealed or does not become a Final Order, Purchaser shall have an allowed superpriority administrative claim and lien for any and all Carrying Costs paid by Purchaser, together with interest at 10%, junior solely to any existing superpriority claim in the Bankruptcy Case and existing liens, and subject to the carve-outs and professional fees for the Seller and the Committee as approved by the Court, but in no event shall such carve-out exceed the cap imposed on such fees consistent with the current wind-down budget contained in Seller's DIP facility.

                  (c) On or about ten (10) days prior to the end of each month, Seller shall advise Purchaser in writing of the aggregate amount of (i) the total Carrying Costs (broken down by category and containing information in sufficiently reasonable detail) that will be due and owing for the Properties in the following month, (ii) the Property Income to be received in the following month and which will be applied in reduction of the Carrying Costs and (iii) a calculation of the net Carrying Costs to be paid by Purchaser after application of the Property Income to be received (the "Carrying Cost Schedule"). Any "true-ups" with respect to the Carrying Cost Schedule shall be made in a manner reasonably acceptable to the parties. Purchaser shall timely pay the net Carrying Costs set forth on the Carrying Cost Schedule to Seller without offset or deduction of any kind and notwithstanding any objection that Purchaser may interpose to such amounts; provided that Purchaser may object to the Carrying Costs within fifteen (15) days after such notification. If Purchaser makes a timely objection, the parties shall first attempt to resolve the dispute consensually and, absent resolution, such dispute shall be submitted to the Bankruptcy Court. Any resolution in favor of Purchaser of a disputed Carrying Cost which has previously been paid by Purchaser shall be recovered by Purchaser from subsequent Net Proceeds, together with interest at the Interest Rate from the date of payment by Purchaser. Purchaser's obligation to pay the net Carrying Costs shall be secured by an irrevocable letter of credit in the amount of $6 million drawn on a bank and in a form reasonably acceptable to Seller, Purchaser and the Committee (the "Letter of Credit"). The Letter of Credit shall be delivered to Seller prior to the Closing and may be reduced, from time to time, by agreement between the parties as Carrying Costs are reduced due to the transfer of Properties to Purchaser's designees and the exclusion of Properties in accordance with the provisions of this Agreement.

                  (d) Seller and the Committee shall have the right to review and audit all costs and expenses paid directly by Purchaser and to determine whether such costs are actual, reasonable or necessary for the disposition of the Properties and whether any such costs and expenses should be treated as a Deduction. If Seller and/or the Committee makes an objection, the parties shall first attempt to resolve the dispute consensually and, absent resolution, the dispute shall be submitted to the Bankruptcy Court. Any resolution in favor of Seller of a disputed Deduction which has previously been paid by Purchaser shall be recovered by Seller from subsequent Net Proceeds (or reimbursed directly by Purchaser), together with interest at the Interest Rate; provided, however, the foregoing shall not apply if such Deduction was on the Carrying Cost Schedule provided by Seller to Purchaser.

         2.7      PURCHASER'S INVESTMENT FOR ENHANCEMENT OF VALUE.

                  (a) As additional consideration, Purchaser will commit to, and exercise commercially reasonable judgment in determining whether or not to, invest a maximum of up to $80,000,000 as Purchaser deems necessary to redevelop the Properties and preserve and/or maximize the value of the Properties in connection with the marketing and sale of the Properties (including any payments made to third parties to obtain their consent to any transfer or to obtain any rights necessary for any transfer, costs of re-letting, advertising, subdivision of the Properties, tenant improvements, additional purchases of related parcels and/or development or purchase of out-lots). Purchaser shall exercise commercially reasonable judgment in decision making with respect to any investment and to determine whether an investment should be made and in what amount and for which Property. Purchaser shall identify for Seller and the Committee the amounts of investment proposed to be paid. On the Confirmation Date, any amount of the investment which has been made by Purchaser as provided above which has not been repaid with 10% interest, shall be deemed to have been drawn by Newco under a line of credit from Purchaser, and any amount of the investment which is unused as of the Confirmation Date up to $80 million will be available to Newco as a line of credit which Newco may draw upon to fund its operations. Drawings under the line of credit by Newco shall bear interest at 10% and Purchaser shall be entitled to customary and market rate fees for providing the line of credit to Newco (as used herein, such investment and line of credit shall be referred to as the "Investment/Line of Credit").

                  (b) The Investment/Line of Credit shall be used by Purchaser to fund all Carrying Costs for the Properties prior to the Confirmation Date, which advances shall also bear interest at 10%.

                  (c) The Investment/Line of Credit shall expire five (5) years after the effective date of the Seller's Plan.

         2.8 CONTRACT PROPERTIES. Net Proceeds received from contracts of sale executed prior to the Confirmation Date but which close thereafter (the "Contract Properties") shall become the property of Newco and distributed in accordance with Article IV hereof.

         2.9 ACCOUNTING. Within thirty (30) days after the expiration of the Designation Period (and then again within thirty (30) days after the final Newco Asset has been disposed of), Purchaser shall complete a final reconciliation of the distribution of proceeds hereunder separately with respect to all Properties, the written results of which shall be certified by representatives of each of Seller and Purchaser as a final settlement of accounts. All disputes relating to any final accounting shall be resolved consensually among Seller and Purchaser, or if no consent is obtained, by the Bankruptcy Court.

         2.10 CONTROLLING AUTHORITY. In the event any of the provisions of this Agreement conflict with any of the provisions of the Designation Order, the Designation Order shall control and govern.

                                  ARTICLE III

                                   THE CLOSING

         3.1 TIME OF DESIGNATION RIGHTS CLOSING. The consummation of the sale and transfer of the Designation Rights provided for in this Agreement (the "Closing") shall occur on the Closing Date, subject to satisfaction of all the conditions to Closing set forth in Article V and Article VI of this Agreement.

         3.2 TIME AND PLACE OF PROPERTY CLOSINGS. The consummation of the sale of each Property (each a "Property Closing") shall be subject to satisfaction of all the Property Closing Conditions for such Property. Each Property Closing shall occur at the office of Purchaser's counsel or such other location as Seller and Purchaser shall agree.

         3.3 DELIVERIES BY SELLER. At each Property Closing, Seller shall deliver to Purchaser or its designees the following:

                  (a) with respect to the Real Estate, the Designation Order, deeds equivalent to such deeds customarily given by debtors in bankruptcy ("Deeds"), bill of sale, assignment of leases affecting the Real Estate, assignment of rents and security deposits, FIRPTA affidavit, applicable local and state transfer tax forms, assignment of operation contracts, and to the extent in Seller's possession, original counterparts or copies of all the leases affecting the Real Estate, copies of bills and fuel reading if required for apportionments, copies of all written guarantees and warranties in force which Seller has in its possession, together with an assignment of such guaranties and warranties.

                  (b) with respect to the Leases, an assumption and assignment agreement for each of the Leases, any applicable local or state transfer tax forms;

                  (c) to the extent Seller has the right to unilaterally terminate such agreement and such termination does not cause Seller to incur any cost or expense (including rejection claims), the termination of any leases or subleases between Seller and third parties affecting the Properties, if requested by Purchaser.

                  (d) all other documents (including assignments of operating agreements affecting the Real Estate and closing statements), affidavits, instruments and writings required pursuant to this Agreement or otherwise required by law, or to the extent customary and reasonably requested by Purchaser or the title insurer in connection herewith, each in form and substance reasonably satisfactory to Purchaser and Seller and sufficient to allow Purchaser s designees to obtain "legal title" to a Property.

                  (e) the items to be delivered by Seller described in Sections 3.3(a)-(d) above are collectively referred to herein as the "Property Closing Conditions".

                  (f) the provisions of this Section shall survive the Closing.

         3.4 DELIVERIES BY PURCHASER. At each Property Closing, Purchaser or Purchaser's designee shall deliver:

                  (a) the purchase price with respect to the Property, which shall be remitted by Purchaser's designee as Purchaser directs and distributed by Purchaser in accordance with this Agreement;

                  (b)      counterparts of the instruments referred to in
Section 3.3 which are to be executed by Purchaser's designee;

                  (c) all other documents (including assumptions of the operating agreements affecting the Real Estate and closing statements), instruments and writings reasonably required to be delivered by Purchaser or its designees at or prior to the Property Closing pursuant to this Agreement (including a detailed statement of Carrying Costs, Net Proceeds and proposed Deductions) or otherwise required, or reasonably requested by Seller, in connection herewith, each in form and substance reasonably satisfactory to each of Purchaser and Seller; and

                  (d) the provisions of this Section shall survive the Property Closing with respect to each Property.

         3.5 POSSESSION. On the Effective Date for each Property, Seller shall deliver possession of the Property to Purchaser vacant provided that Seller may continue to keep all FFE on the premises and to sell such FFE from the premises. All damage to the Properties caused by

Seller's agent relating to the sale or removal of the FFE shall be treated (i) if the damage is of a nature that Purchaser would have otherwise repaired it in the course of re-letting or selling the Property, then the costs associated therewith will be treated as a Cure Claim if a Lease is assigned or a Carrying Cost if a Real Estate Property is sold, or (ii) if the damage is of a nature that Purchaser would not have so repaired it at the time of re-letting or sale, then the costs associated therewith shall be the sole responsibility of Seller and its agent. Seller shall "deliver possession" of a Property to Purchaser by delivering a written notice to Purchaser stating that the going-out-of-business sale at the Property or Properties has concluded and that Purchaser is entitled to possession of such Property and that the keys and security code, if any, for such Property will be made available to Purchaser within three (3) days (and Seller's delivery of possession shall be deemed effective upon receipt of such notice by Purchaser). If a Property is not delivered in broom-clean condition, Purchaser may request that Seller bring such Property to a broom-clean condition and if Seller so refuses, then Purchaser shall have the right to hire agents to clean and remove personal property and any debris and trash from such premises, and such reasonable and documented expenses for such removal shall be added to the Carrying Costs and shall be a Deduction. In addition, Purchaser may compel Seller to remove FFE from a particular Property by delivering a written notice to Seller and the Committee at least twenty-five (25) days prior to a scheduled Property Closing Date for such Property (unless Seller and Purchaser agree to such other removal date and/or procedure). In the event Purchaser requires delivery of a Property prior to the twenty-five day period, Purchaser shall have the right to purchase FFE at such Property for a price to be agreed upon by the parties. If Seller fails to timely remove all FEE after receipt of aforesaid notice, Purchaser shall have the option of either (i) hiring agents to remove the FFE and having the reasonable and documented costs thereof added to the Carrying Costs hereunder or (ii) deeming such FFE to have been abandoned by Seller and treating such FFE as Purchaser's own property (in which case, no costs relating to the FEE shall be a Carrying Cost but Purchaser shall be entitled to sell the FFE and to retain all proceeds thereof). Notwithstanding the foregoing, all FFE sales must and shall conclude by no later than the later of April 30, 2002 and 7 days after the conclusion of the going-out-of-business-sale at the applicable Property.

         3.6 CLOSING COSTS. At Purchaser's direction, Seller shall execute the bills of sale, assignments and Deeds in connection with each Property Closing. In connection with each Property Closing, Purchaser's designee, shall pay for title insurance premiums and examination fees of the Real Estate and Leases, if required by Purchaser or its designee, and other instruments for the due transfer of the Real Estate and assignment of the Leases. Other costs associated with the Property Closing and transactions contemplated under the Agreement shall be allocated as provided elsewhere in the Agreement.

                                   ARTICLE IV

                        LTCB CONSENT AND NEWCO PROVISIONS

         4.1 LTCB CONSENT. In the event Purchaser does not exclude the LTCB Properties under Section 2.4, above, Purchaser has no objection to the assignment of the LTCB Mortgage to Newco substantially upon the terms described in Exhibit B hereto. Seller hereby consents to the assignment of the LTCB Mortgage to Newco substantially on the terms described in Exhibit B and further agrees to use commercially reasonable efforts to obtain any requisite approval (which approval may consist of authorization in the Designation Order) of such assignment by the Bankruptcy Court, subject to the delivery of the LTCB Consent (as defined in Exhibit B hereto).

         4.2      PROVISIONS RELATING TO NEWCO.

                  (a) Seller and Purchaser shall form a new entity (which may be a limited liability corporation) which shall be a real estate investment trust or other real estate company or entity as the parties may agree ("Newco"). Newco may be formed at any time prior to the Confirmation Date.

                  (b) Purchaser shall have the exclusive right to select Newco's name and place of incorporation. The forms of Newco's By-Laws and Certificate of Incorporation shall be as agreed to by Seller, the Committee and Purchaser.

                  (c) Seller shall own 20% of the ownership interest in Newco and Purchaser shall own 80% of the ownership interest in Newco.

                  (d) Newco shall have a five-member board and Purchaser shall have the right to designate four of the members and Seller shall at all times have the right to designate one member and no less than 20% of all board members.

                  (e) All Properties which have not been sold, assigned, rejected, abandoned, excluded or otherwise disposed of prior to the commencement of the confirmation hearing with respect to Seller's Plan (and for which the value of such Property exceeds the outstanding balance of the mortgage encumbering such Property), all Net Proceeds in excess of $116,400,000 plus the Guaranteed Payment as of the Confirmation Date, and all Net Proceeds of Contract Properties (collectively, the "Newco Assets") shall be conveyed to Newco, as of the effective date of the Plan, free and clear of all claims and Liens of any kind except for (i) duly perfected, existing and valid mortgages encumbering a Property for which the fair market value of the Property securing the mortgage, exceeds the outstanding balance of such mortgage (but excluding any mortgage held by any Debtor-in-Possession lender to Seller), (ii) Permitted Exceptions,
(iii) Leases and REAs relating to the Newco Assets, and (iv) the obligations described in Sections 4.2(p) (the obligations in 4.2(e)(i)-(iv) being referred to as the "Newco Obligations"). Prior to the Confirmation Date, Purchaser may, subject to Bankruptcy Court approval, designate Newco as the assignee of a Property.

                  (f) Newco shall take the Newco Assets subject to the Newco Obligations.

                  (g) Purchaser and Seller will share in cash flow and profits generated by Newco on the terms set forth below. Newco will generate cash flow and create liquidity for the Newco shareholders by, among other things, (i) re-letting Properties, (ii) assigning or subletting leased Properties, (iii) sales of Properties, (iv) refinancing its portfolio, (v) a sale or merger of Newco as a going concern and/or (vi) going public.

                  (h) After its formation, Newco shall operate as a real estate investment company that sells, markets, develops, leases and/or invests in commercial real estate for the benefit of its shareholders. Newco's ability to buy real estate shall be limited to purchasing out-lots and/or properties contiguous to Newco Assets and/or fee title to real estate underlying any leaseholds held by Newco.

                  (i) If Newco fails to become a publicly traded entity within five (5) years of the Confirmation Date, then Newco shall liquidate its portfolio and distribute the proceeds to shareholders as set forth under subsection (1) below.

                  (j) Purchaser shall be retained by Newco pursuant to a long-term management agreement to manage the Newco Assets, including the leasing, redevelopment and/or sale thereof on fair market terms to be set forth in a separate management agreement.

                  (k) Available cash flow from Newco's operations (other than from sales or refinancings and after payment of Carrying Costs) shall be used by Newco to pay first, any unpaid Dividends owed by Newco to Purchaser, second, to pay borrowings under the Investment/Line of Credit, and third, any remaining available cash shall be held and utilized by Newco until payment of the Guaranteed Payment, and thereafter, any available net cash flow from Newco's operations shall then be distributed 20% to Seller and 80% to Purchaser on account of their respective equity ownership in Newco.

                  (l) Net Proceeds of sale or refinancing of any Newco Asset (after payment of outstanding mortgages on such Newco Asset which may exist at such time and closing costs), or from any sale of Newco as a going concern, shall be paid first, to Purchaser for any unpaid Dividends, second, to repay any outstanding borrowings of Newco from Purchaser under the Investment/Line of Credit, third, any remaining Net Proceeds shall be held and utilized by Newco until payment of the Guaranteed Payment, and thereafter shall be used for the payment of any recourse indebtedness and Newco Obligations of Newco, and fourth, any remaining Net Proceeds shall be shared such that 20% of the remaining proceeds shall be paid to Seller and 80% paid to Purchaser, provided, however, that after the Guaranteed Payment has been paid in full, Newco shall make distributions of Net Proceeds on a semi-annual basis and provided further that the 20% of Net Proceeds to be paid to Seller shall be held by Newco and paid only after such amount exceeds $50,000 in the aggregate, other than any payment to be made as a result of the final reconciliation pursuant to
Section 2.9 hereof, which shall be made promptly after such reconciliation.

                  (m) Subject to a final order approving the LTCB Consent by the Bankruptcy Court, the LTCB Mortgage shall be assumed by Newco as a non-recourse obligation and shall be included as a "Newco Obligation." The remaining Properties encumbered by the LTCB Mortgage as of the Confirmation Date shall become "Newco Assets." The LTCB Mortgage shall be deemed to be a recourse obligation of Newco in accordance with Exhibit B hereof to the extent the Deficiency Escrow does not equal $9 million.

                  (n) Newco shall, to the extent applicable, comply in all respects with this Agreement and the Designation Order.

                  (o) Notwithstanding anything herein to the contrary, Purchaser shall have the right, in its sole discretion, to elect to delay the transfer of title to one (1) or more of the Real Estate Properties (each such Real Estate Property, a "Delayed Transfer Property" and, collectively, the "Delayed Transfer Properties") and, should Purchaser so elect, Seller shall deposit the Deed and other closing documents required under this Agreement with respect to each Delayed Transfer Property into an escrow with a title company (the "Delayed Transfer Escrow"). The Delayed Transfer Escrow (and any escrow agreement which governs said Delayed Transfer Escrow) shall provide for Purchaser or Newco to obtain, from time to time, a release of the documents deposited in the Delayed Transfer Escrow with respect to any one (1) or more of the Delayed Transfer Properties at its sole request, without prior notice to, or the prior consent of, Seller or any other party. Upon Closing, Newco shall be entitled to sole and exclusive access to the Delayed Transfer Properties and, except for the recording of the Deeds relating to the Delayed Transfer Properties, upon Closing all other rights and obligations relating to the Delayed Transfer Properties shall incur to the benefit of, and be binding upon, Newcc. The Delayed Transfer Escrow must be set up and the Deeds and other closing documents deposited into the Delayed Transfer Escrow prior to the end of the Real Estate Designation Period and such Deeds and closing documents shall be released from the Delayed Transfer Escrow and the Delayed Transfer Properties will be transferred to Newco or the Purchasers designee within ninety (90) days after the Confirmation Date.

                  (p) Newco shall assume any portion of the Investment/Line of Credit which has been made by Purchaser but not repaid as of the Confirmation Date (and the balance up to $80 million shall be made available by Purchaser to Newco under a Line of Credit agreement to be entered into as of the Confirmation
Date) pursuant to the terms of Section 2.7 hereof.

                  (q) Seller shall use commercially reasonable efforts to obtain an order which authorizes Newco to assign and/or sublease the Leases without landlord consent provided that the assignee or sublessee meets certain specified operating and financial criteria to be agreed upon by the parties.

                  (r) Notwithstanding any provision to the contrary contained herein, Purchaser shall make a guaranteed payment to Seller on account of Seller's 20% interest in Newco in the amount of $8,600,000 (the "Guaranteed Payment"). Purchaser shall pay the Guaranteed Payment to Seller in cash on the Confirmation Date. The Guaranteed Payment shall be paid from Net Proceeds, if available, and if Net Proceeds are insufficient to pay the full Guaranteed Payment, Purchaser shall pay the balance up to $8,600,000, which obligation of Purchaser shall be absolute and not subject to setoff or deduction of any kind or for any purpose. After payment of the Guaranteed Payment, the amount of the Guaranteed Payment shall be credited against the next payments due to Seller pursuant to Sections 4.2 (k) and (1) hereunder on account of Seller's 20% interest in Newco.

                                   ARTICLE V

                       CONDITIONS TO SELLER'S OBLIGATIONS

         Seller's obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date in all material respects.

         5.2 NO INJUNCTION. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

         5.3 DESIGNATION ORDER. The Bankruptcy Court shall have entered the Designation Order and no Election has been made by Purchaser.

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject, in the discretion of Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at such date in all material respects.

         6.2      DOCUMENTS. Execution of this Agreement by all parties.

         6.3      DESIGNATION ORDER.

                  (a) Seller shall use commercially reasonable efforts to obtain the Designation Order containing the following: (i) confirm that the subsequent assumption and assignment of any Lease to Purchaser's designees shall be free and clear of any claims of defaults and the responsibility for curing any defaults accruing prior to the Effective Date (to the extent such cure is required pursuant to Section 365 of the Bankruptcy Code) shall be allocated among Purchaser and Seller as set forth in this Agreement; (ii) find that Purchaser is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code; (iii) find that in accordance with the provisions of Section 363, the Designation Rights and the Properties shall be transferred free and clear of all Liens, claims, mortgages and encumbrances (with same to attach to the proceeds of the sale) except for Permitted Exceptions; (iv) order that the transfer of the Real Estate and Leases are exempt from state and local transfer taxes and like impositions to the extent permitted under 1146(c) of the Bankruptcy Code, including the transfer of any properties to Newco; (v) permit Purchaser's designees to perform alterations and remodeling to the extent necessary to operate their typical or prototype retail store and to replace and modify existing signage notwithstanding any provision in any Lease, REA or local law to the contrary, (vi) order that any extension or renewal option in a Lease which purports to be "personal" only to Seller or to be exercisable only by Seller is an unenforceable restriction on assignment and, in fact, may be freely exercised by Purchaser or its designees to its full extent, (vii) allow the Properties covered by the Leases to "go dark" during the Designation Period despite any provisions in the Leases or REA's or local laws to the contrary, (viii) allow Purchaser's designees to remain "dark" with respect to Leases for up to an additional 9 months after assignment despite any Lease restriction, or local law to the contrary (or to remain dark for an additional nine (9) months after the sale of any Real Estate where an REA contains a continuous operation or similar provision), (ix) release Purchaser and its designees from successor liability and liability for any of Seller's employee obligations, (x) authorize and approve the grant of a super-priority administrative claim and lien to Purchaser (junior only to any existing super-priority claims and existing liens, carve-outs and professional fees and expenses of Seller and the Committee as approved by the Court, but in no event shall such carve-out exceed the cap imposed on such fees consistent with the current winddown budget contained in the DIP Facility) for any Carrying Cost funded by Purchaser (plus 10% interest) and any Payments made in accordance with Section 2.5(b) (plus 12% interest) before the Designation Order becomes a Final Order, (xi) approve the LTCB Consent, (xii) approve the designation procedures set forth in Section 2.2 hereof, and (xiii) otherwise approve the transactions contemplated hereunder.

                  (b) Seller shall use commercially reasonable efforts to obtain the Designation Order in the form attached hereto as Exhibit D and which contains, among other things, the items set forth in Section 6.3(a) above. If the Designation Order, as entered, does not conform to Exhibit D hereto and contain the provisions described in Section 6.3(a), Purchaser shall have 48 hours after the entry of such order to notify Seller and the Committee in writing that Purchaser elects, in its sole reasonable discretion, to terminate this Agreement but in such event Purchaser shall be entitled to the immediate return of all Payments made and/or Carrying Costs paid by Purchaser.

                  (c) If the Designation Order does not become a Final Order as a result of appeals or motions which have been filed challenging the Designation Order, then Purchaser shall have twelve (12) days from the date of entry of the Designation Order to notify Seller and the Committee in writing that Purchaser elects, in its sole reasonable discretion, to terminate this Agreement (in which case Purchaser shall be entitled to a return (within ten
(10) days of such notice) of any Payment and Deposit plus any Carrying Costs paid by Purchaser).

                  (d) The Purchaser's right to make either of the above-noted elections in Sections 6.3(b) and (c) to terminate this Agreement are referred to herein as the "Election." If Purchaser fails to make a timely Election, Purchaser shall be deemed to have waived its rights to terminate this Agreement as a result of the form and substance of the Designation Order and/or, to the extent applicable, to the failure of the Designation Order to become a Final Order.

                  (e) Seller shall use commercially reasonable efforts to have the Designation Order provide that the Notice shall constitute a "motion" for purposes of the Bankruptcy Court.

         6.4      INTENTIONALLY OMITTED.

         6.5 AUCTION. An auction, as described in Article XI, to be held by no later than April 15, 2002 (or such later date as the parties agree), and Purchaser's offer shall have been accepted by Seller as the highest and best offer for the Properties.

         6.6 NO INJUNCTION. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement on the Closing Date.

         6.7 WAIVER. Each of the preceding conditions shall be satisfied in all material respects or may be waived by Purchaser, but only if such waiver is set forth in a writing executed by Purchaser or Purchaser closes the transaction with respect to the purchase of the Designation Rights. Without limiting any of Purchaser's other rights and remedies under this Agreement, if any of the preceding conditions shall not be satisfied and are not waived by Purchaser, so long as Purchaser is not in default hereunder, Purchaser may if such condition affects all (or substantially all) of the Properties, terminate this Agreement and neither party shall have any further liability to the other, except for the return to Purchaser of the First Payment and any Carrying Costs paid by Purchaser plus payment of the Expense Reimbursement.

                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         7.1 DUE INCORPORATION, ETC. Subject to any required approval of the Bankruptcy Court, Seller has the corporate power and authority and all necessary governmental approvals to enter into the transactions covered by this Agreement. To the Seller's knowledge, each Seller is duly qualified as a foreign corporation to do business in each jurisdiction where the Real Estate is owned and the Leased Premises leased by such Seller are located, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement.

         7.2 AUTHORIZATION, NO CONFLICTS, ETC. Subject to the entry and effectiveness of the Designation Order, this Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and upon receipt of any required approval of the Bankruptcy Court) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor's rights generally from time to time in effect and to general equitable principles. To Seller's knowledge, subject to any required approval of the Bankruptcy Court, neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

         7.3 CONSENTS AND APPROVALS. To Seller's knowledge, no consent, approval or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, and (b) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement.

         7.4 LEASES AND REAL ESTATE. Subject to entry of the Designation Order by the Bankruptcy Court, to Seller's knowledge, Seller has (i) with respect to the Real Estate, fee simple title to such properties, free and clear of all liens, claims and encumbrances (collectively "Liens"), other than the Permitted Exceptions, and (ii) with respect to the Leases, leasehold title, and valid leases with respect to such leased properties, free and clear of all Liens, other than Permitted Exceptions. Seller shall have the right to pay such Liens at the Property Closings from the Seller's portion of the Net Proceeds or other source available to Seller (but not from Purchaser's portion of Net Proceeds).

         7.5 INSURANCE. To Seller's knowledge, all premiums for property and casualty insurance have been or shall be paid in full when due unless payable in installments, in which case the installments have been or shall be paid in full when due.

         7.6 SURVIVAL. Except as expressly set forth in this Agreement, no representations, covenants or warranties made by the Seller herein shall survive the Closing of this Agreement. Seller shall not be liable for any breach of any representations, covenants or warranties contained in this Agreement. The sole purpose of Seller's representations, covenants and warranties contained in this Agreement is for a breach thereof discovered prior to Closing to constitute a closing condition.

                                  ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         8.1 DUE INCORPORATION, ETC. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

         8.2 AUTHORIZATION, NO CONFLICTS, ETC. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Purchaser; and, subject to the entry and effectiveness of the Designation Order, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor's rights generally from time to time in effect and to general equitable principles. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Purchaser, nor the performance of the obligations of Purchaser hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Purchaser or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Purchaser is bound.

         8.3 CONSENTS AND APPROVALS. To Purchaser's knowledge, no consent, approval or authorization of, or declaration, filing, or registration with, any United States federal or state Governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution,. delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court; and (b) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement. This Section 8.3 shall survive the Closing or earlier termination of this Agreement.

         8.4 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental or other regulatory or administrative agency or commission pending, or, to the best knowledge of Purchaser, threatened against Purchaser which questions or challenges the validity of this Agreement or in connection with the transactions contemplated thereby; nor, to the best knowledge of Purchaser, is there any basis for any such action, proceeding or investigation. To the best of Purchaser's knowledge there are no circumstances or facts that would prevent Purchaser from engaging in the transactions contemplated in this Agreement.

         8.5 SURVIVAL. Except as expressly set forth in this Agreement, no representations, covenants or warranties made by the Purchaser herein shall survive the Closing.

         8.6 WHERE-IS/AS-IS. Except as otherwise expressly stated in this Agreement, Purchaser and its designees agree to accept the Real Estate and the Leased Premises in a "WHERE-IS, AS-IS" condition as of each Property Closing Date.

         8.7 MAINTENANCE. On or after the Effective Date with respect to a particular Property Purchaser shall maintain such property as is required for normal maintenance and upkeep, and all such costs shall constitute a Carrying Cost and a Deduction in accordance with the terms of this Agreement.

                                   ARTICLE IX

                           COVENANTS PRIOR TO CLOSING

         9.1      AFFIRMATIVE AND NEGATIVE COVENANTS.

                  (a) Seller covenants and agrees that it shall, unless otherwise agreed with Purchaser:

                           (i)      Affirmative Covenants Pending Property
Closing.

                                    (A)      Maintenance. Prior to the Effective
Date with respect to a particular Property, maintain such Property in the same condition as it is today, subject only to ordinary wear and tear, and with respect to Leases, prior to the Effective Date, keep and perform all of its obligations under the Leases, except that Seller may cease to operate its retail operations at and may vacate any of the stores, and may, at its sole and absolute discretion, remove all fixtures, signage and personal property located thereon, and Seller may reject Leases which have been excluded from this transaction by Purchaser.

                                    (B)      Court Orders. Seller shall use
commercially reasonable efforts to obtain an order or orders of the Bankruptcy Court approving the sale of the Designation Rights, the Designation Period for the Properties, and the auction procedures described herein. Seller shall also use its commercially reasonable efforts to obtain Sale Orders of the Court (from time to time as may be requested by Purchaser in its sole discretion) approving the assumption and assignment of Leases or the sale of Real Estate to any of Purchaser's designees.

                                    (C)      Non-Disturbance Agreements. At
Purchasers request with respect to identified mortgagees and/or fee owners, Seller shall use commercially reasonable efforts (and at Purchaser's sole cost) to obtain executed non-disturbance agreements from any such fee owner or mortgage holder who holds a fee interest or a mortgage which encumbers the fee interest, as the case may be, relating to a Lease to be assigned to Purchaser or its designees hereunder. The failure to obtain any non-disturbance agreement requested by Purchaser shall not result in a reduction of the Purchase Price or constitute a breach of this Agreement.

                           (ii)     Negative Covenants Pending Closing. Except
as expressly permitted herein, Seller shall not, without the consent of
Purchaser:

                                    (A)      Leases. Renew or amend the Leases,
enter into leases or grant or voluntarily terminate any other interests in the Real Estate or the Leases;

                                    (B)      Encumbrances. Encumber, sublease or
otherwise grant any rights with respect to the Real Estate or the Leases; or

                                    (C)      Contracts. Enter into any contracts
or agreements affecting the Real Estate or the Leases or which will be binding on Purchaser (or its designees), in any case, from and after the execution of this Agreement.

                  (b) Purchaser covenants and agrees that it shall, unless otherwise agreed with Seller:

                           (i)      Maintain or arrange for funds to be
available to satisfy all of Purchaser's obligations under this Agreement at the time and in the manner set forth herein, including without limitation the payment of the Purchase Price and the payment of Carrying Cost obligations;

                           (ii)     With respect to each Lease, Purchaser shall
use good faith efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of the applicable Lease by Purchaser or its designee. Purchaser agrees that it will promptly take, and/or cause its designee to take, all actions reasonably required by Seller to assist in obtaining the Bankruptcy Court's entry of the Designation Order and each additional Sale Order (if applicable), such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser's designees under the Leases.

         9.2 TITLE INSURANCE. Purchaser's designees may obtain title insurance for any or all of the Properties at their own discretion and their sole cost and expense.

         9.3 CONSENTS AND FURTHER ACTIONS. Subject to the terms and conditions herein provided, Seller and Purchaser covenant and agree to use their good faith efforts to take, or cause to be taken, all action, or do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including all closing conditions to be satisfied. This Section
9.3 shall survive the closing of the transactions contemplated by this Agreement.

                                   ARTICLE X

                             COVENANTS AFTER CLOSING

         10.1 FURTHER TRANSFERS AND ASSURANCES. Seller and Purchaser will execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser's designees of the Real Estate and the Leases. This Section 10.1 shall survive for twelve months following each respective Property Closing contemplated by this Agreement.

         10.2     TAXES, OPERATING EXPENSES AND RECORDING CHARGES.

                  (a) Subject to Section 12.1 hereof, all taxes or special assessments relating to the Real Estate or the Leases and all other costs of operation and maintenance which are customarily apportioned on the transfer of similar types of property (including without limitation, rents, common area maintenance costs, insurance premiums payable to landlords and the like) relating to the Real Estate or the Leases which arise or are attributable to the period prior to the Effective Date, whether the same are due and payable before or after the Property Closing shall be the responsibility of Seller and shall be prorated at the Property Closing.

                  (b) Subject to Section 12.1 hereof, all taxes or special assessments relating to the Real Estate or the Leases and all other costs of operation and maintenance which are customarily apportioned on the transfer of similar types of property (including, without limitation, rents, common area maintenance costs, insurance premiums payable to landlords or otherwise and the like) relating to the Real Estate or the Leases which arise or are attributable to the period on or after the Effective Date whether the same are due and payable before or after the Property Closing shall be the responsibility of Purchaser (or Purchaser's designee) and shall be prorated at the Property Closing. With respect to any amounts (including taxes) that have not yet been billed or otherwise determined, Seller and Purchaser shall prorate such amounts based on the most recent ascertainable bill. Seller and Purchaser agree to prorate real estate taxes and assessments based on when such taxes and assessments are due and payable, notwithstanding when such taxes and assessments become a lien on the property.

                  (c) If the disposition of any Property is found not to be exempt under 11 U.S.C. ss. 1146(c), then all transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other taxes and fees arising out of the sale of the Real Estate or the Leases and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be payable from the proceeds of sale or paid by Purchaser's designees. Seller will file all necessary tax returns and other documentation in connection with the taxes and fees encompassed in this Section relating to the recording of Deeds or assignment of Leases.

                  (d) All rent (including additional rent and sublease rents) with respect to the Real Estate shall be prorated as of the Effective Date.

                  (e) Subject to the Cure Claim provisions in Section 12.2 herein, Purchaser shall have no liability for any percentage rent under any Lease, except where such percentage rent is triggered as a result of any Subleases for the Properties and where Seller would have been liable for such percentage rent after the Effective Date.

                  (f) Nothwithstanding any provision in this Agreement to the contrary, to the extent that the parties agree on the amount of prorations due with respect to any Property, or in the absence of such agreement, the Bankruptcy Court determines same, and such prorations run in favor of Purchaser (the "Agreed Prorations"), the Agreed Prorations shall be an administrative claim due from Seller to Purchaser and Purchaser shall be entitled to credit the amount thereof against the next Carrying Costs due from Purchaser to Seller, or against the Guaranteed Payment, if not yet paid, or against payments due to Seller on account of Seller's 20% interest in Newco.

         10.3 INSURANCE. Without the prior written consent of Purchaser, Seller will not cancel any insurance policy relating to the Properties.

         10.4 OMISSIONS. Seller and Purchaser agree to adjust between themselves after Closing any errors or omissions in the prorations or adjustments set forth in the closing statements and any other prorations or adjustments made pursuant to the Agreement. Notwithstanding anything contained herein to the contrary, such apportionments shall be deemed final and not subject to further post-Closing adjustments if no such adjustments have been requested upon the earlier to occur of (a) sixty (60) days after such time as all necessary information is available to make a complete and accurate determination of such apportionments, or (b) six (6) months after the date of the applicable Property Closing.

                                   ARTICLE XI

                                   BID PROCESS

         11.1 AUCTION; BIDDING PROCEDURES. Purchaser acknowledges that Seller shall conduct an action sale of the Real Estate, the Leases and Designation Rights relating thereto prior to the hearing on a motion seeking approval of the transactions contemplated hereby on the terms and conditions set forth herein (the "Auction"). Seller may only solicit bids for all of the Properties and/or Designation Rights as a single package during the Auction, and may not solicit bids on an individual basis or for any number of Properties as a package or in packages to more than one bidder in the Auction; and

         11.2 ADDITIONAL AUCTIONS. (a) After the Closing, Purchaser shall have the right (subject to reasonable consent of Seller), to direct Seller to hold one or more auctions for any of the Properties and/or to direct Seller to obtain one or more Sale Orders of the Bankruptcy Court approving any subsequent transfer or assignment of a Property to Purchaser's designees, provided, however, that Seller and Purchaser shall be responsible for their own costs and expenses of reviewing, responding, litigating and settling any objections or responses which may be received in response to Purchaser's request for approval of the Sale Orders.

                  (b) Seller may hold an auction for (i) any Properties excluded by Purchaser and (ii) the LTCB Properties or the SPE Properties if Purchaser has elected to exclude such Properties, provided further, that if Purchaser elects to exclude the LTCB Properties or the SPE Properties at any time, then Purchaser shall pay all costs and debt service for such LTCB Properties or the SPE Properties which the Seller is obligated to pay for the thirty (30) day period following written notice of the exclusion of the LTCB Properties or the SPE Properties delivered by Purchaser to Seller.

                                  ARTICLE XII

                                LEASE ASSIGNMENT

         12.1 POST-CLOSING LEASE EXPENSES. Except as otherwise provided in this Agreement, all obligations with respect to Leases assigned to Purchaser's designees shall be the sole responsibility of Purchaser's designee from and after the Property Closing Date with respect to a particular Lease. Notwithstanding anything to the contrary in the foregoing sentence, or in any other provision of this Agreement, other than with respect to the Carrying Costs, Purchaser's designees shall not be liable for any costs, taxes, obligations or liabilities relating to the Properties which are attributable in any way to, or were incurred during the period prior to the Property Closing Date, provided, however, Purchaser's designee shall be solely responsible for the performance of any repairs or maintenance required under the Lease from and after the Property Closing Date regardless of whether the need for such repairs or maintenance arose prior to the Property Closing Date.

         12.2 CONDITIONS TO ASSIGNMENT. (a) Seller shall use commercially reasonable efforts to file a motion on or before February 20, 2002 seeking a bar date for monetary cure claims as of March 31, 2002. Seller shall be solely responsible for all monetary cure costs for any of the Properties up to an aggregate cap (to be set forth in a separate agreement, hereafter, the "Cure Agreement") for cure costs, as reasonably determined by Seller and reasonably accepted by Purchaser, for all marketable Properties (the "Cap"). Seller shall be responsible for cure costs only up to the Cap and Purchaser shall be responsible for, all other cure costs in excess of the Cap (such amounts over the Cap being the "Excess"). The Excess shall be funded by the Investment/Line of Credit. If actual cure costs aggregate less than the Cap, Purchaser and Seller shall share 50/50 in the difference between the total actual cure costs and the Cap.

                  (b) Seller shall not be obligated to cure any default that is in dispute as of the Property Closing Date if an escrow or other commercially reasonable arrangement with respect thereto which is reasonably acceptable to Purchaser shall have been established at or following the closing pursuant to an order of the Bankruptcy Court.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1     TERMINATION; OTHER REMEDIES.

                  (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing
Date:

                           (i)      by the mutual consent of Purchaser and
Seller;

                           (ii)     by Purchaser, if Seller is in material
breach of this Agreement and such breach continues for ten (10) days following written notice from Purchaser to Seller and the

Committee; or, in the alternative, by Seller, if Purchaser is in material breach of this Agreement and such breach continues for ten (10) days following written notice from Seller to Purchaser and the Committee;

                           (iii)    by Purchaser or Seller if the Closing Date
does not occur prior to April 30, 2002;

                           (iv)     by Purchaser as a result of a timely
Election; or

                           (v)      by Purchaser or Seller, if such termination
is express y permitted pursuant to another provision of this Agreement.

                  (b)      Upon the termination of this Agreement pursuant to
Section 13.1(a), provided that Purchaser is not in default hereunder, Purchaser shall obtain a return of any payments made together with any interest earned thereon, and neither Seller nor Purchaser shall have any further liability to the other hereunder, except as otherwise specifically provided in this Agreement. This Section 13.1 (b) shall survive the termination of this Agreement.

         13.2 RECORDATION OF AGREEMENT. Purchaser shall not record, or attempt to record, this Agreement or a memorandum hereof.

         13.3 SUCCESSORS AND ASSIGNS. This Agreement is made solely and specifically by and for the benefit of the parties hereto, and their respective successors and assigns, including, without limitation, each of Purchaser's designees as to any Properties transferred to such designee(s). Purchaser shall be entitled to assign its rights hereunder to an affiliate.

         13.4     DEFAULT AND REMEDIES.

                  (a) In the event of a material breach of or material default under, this Agreement by Seller prior to the Closing, Purchaser shall be entitled, (i) to specific performance of this Agreement or (ii) to terminate this Agreement and thereupon obtain (A) the immediate return of all monies paid together with any interest earned thereon and (B) reimbursement from the Seller for all reasonable out-of-pocket third party costs incurred by Purchaser pursuant to this Agreement.

                  (b) In the event of a material breach of, or material default under, this Agreement by Purchaser prior to the Closing, Seller shall be entitled either (i) to terminate this Agreement and to retain the Deposit as liquidated damages, as its sole and exclusive remedy, provided that Seller is not in material default hereunder, or (ii) to seek specific performance.

                  (c) Except as otherwise provided in this Section 13.4, no remedy herein or otherwise conferred upon the parties shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.


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


         13.5 CONFIDENTIALITY. Purchaser and its agents, officers, employees, and other representatives shall hold in confidence the terms and conditions of all non-public data and information obtained with respect to the Properties and the Leases; provided, however, that it is understood and agreed
(a) that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser and to Purchaser's designees (and to their employees, consultants, accountants and attorneys) provided that such Persons agree to treat such data and information confidentially; (b) that disclosure may be made if compelled by law or judicial process (c) that disclosure may be made to enforce this Agreement in any judicial or quasi-judicial proceeding; (d) that Purchaser or its designees shall be permitted to make such announcements or disclosures as Purchaser or its designees shall determine to be necessary or appropriate to comply with applicable disclosure requirements of state and federal securities laws; and (d) that copies of this Agreement may be filed with the Bankruptcy Court. This
Section 13.5 shall survive the Closing or the earlier termination of this Agreement.

         13.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if and when delivered personally or mailed, by certified or registered mail, return receipt requested, first class postage prepaid, or by Federal Express or some other reputable overnight carrier (or when delivery is rejected or refused), to the parties at the following addresses:

If to Seller, addressed to:

         If to Seller, addressed to:

                  Service Merchandise Company, Inc.
                  7100 Service Merchandise Drive
                  Brentwood, TN 37027
                  Facsimile Number: (615) 660-3204
                  Attn:    C. Steven Moore,
                           Chief Administrative Officer

                  With copies (which shall not constitute notice hereunder) to:

                  Skadden, Arps, Slate, Meagher & Flom
                  333 West Wacker Drive
                  Chicago, IL 60606
                  Facsimile Number: (312) 407-0411
                  Attn:    Marian Wexler, Esq.
                           George Panagakis, Esq.

                  If to Purchaser, addressed to:

                  c/o Klaff Realty, L.P.
                  122 South Michigan Avenue
                  Suite 1000
                  Chicago, Illinois 60603
                  Facsimile Number: (312) 360-0606
                  Attention: Hersch M. Klaff


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


                  With copies (which shall not constitute notice hereunder) to:

                  Lubert Adler Management
                  1811 Chestnut
                  8th Floor
                  Philadelphia, PA 19103
                  Attention:  Dean Adler

                  Developers Diversified Realty
                  3300 Enterprise Parkway
                  Beachwood, Ohio 44122
                  Attention:  David B. Hurwitz

                  Levenfeld Pearlstein
                  33 West Monroe Street
                  Suite 2100
                  Chicago, Illinois 60603
                  Facsimile Number: (312) 346-8434
                  Attention:  Marc S. Joseph

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, Illinois 60601
                  Facsimile Number: (312) 558-5700
                  Attention:  Matt Botica

                  If to the Committee, addressed to:

                  Otterbourg, Steindler, Houston & Rosen, P.C.
                  230 Park Avenue
                  New York, NY 10169
                  Attn:    Glenn B Rice, Esq.
                  Facsimile Number: (212) 682-6104

or to such other place and with such other copies as any party may designate by written notice to this other party.

         13.7 EXPENSES. Each party shall bear its own legal, appraisal and title costs with respect to the drafting of the agreements involved in these transactions and the closing of such transactions (other than in the event of the reimbursement of costs to Purchaser to the extent described in this Agreement). The provisions of this Section 13.7 shall survive the Closing or earlier termination of this Agreement.


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


         13.8 BROKERAGE COMMISSIONS AND FEES. Purchaser warrants and represents that no brokerage commissions or fees are due any real estate broker(s) as a result of Purchaser's actions or omissions in connection with the transactions contemplated by this Agreement; and Purchaser agrees that should any claim be made for commissions or fees by any broker(s) against Seller, Purchaser will indemnify and hold Seller free and harmless from and against any and all such claims in connection therewith. Seller warrants and represents that no brokerage commissions or fees are due to any real estate brokers(s). Seller agrees that, should any claim be made for commissions or fees by any broker against Purchaser, Seller shall indemnify and hold Purchaser free and harmless from and against any and all such claims in connection therewith. Notwithstanding anything contained herein to the contrary, the provisions of this Section 13.8 shall survive the Closing or any earlier termination of this Agreement.

         13.9 CASUALTY AND CONDEMNATION. If any one of the Properties is materially destroyed or materially damaged, or if condemnation proceedings are commenced against all or substantially all of such Property, all proceeds of insurance or condemnation awards shall be paid to, and retained by, Seller and such affected Property shall be excluded from the sale and the Purchase Price shall be reduced by the amount of insurance proceeds or condemnation award received by Seller for such excluded Property. In the event of non-material damage or non-material condemnation to any Property, which damage Seller is unwilling to repair prior to the applicable Property Closing, the Closing shall be unaffected thereby and any proceeds of insurance or condemnation awards shall be used by Purchaser or Purchaser's designee to repair the Property to the same condition that the Property was in immediately prior to such casualty or condemnation. This Section 13.9 shall contain Purchaser's sole remedies in the event of any casualty or condemnation of the Properties.

         13.10 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and this Agreement, including the schedules and exhibits hereto, and other documents to be delivered in connection herewith (together with such confidentiality letter), contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         13.11 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. To be effective, each such waiver shall be in writing, shall specifically refer to this Agreement and the term or condition being waived, and shall be executed by an authorized officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. A waiver hereunder shall be effective without an order of the Bankruptcy Court, or notice to the Bankruptcy Court or any third party, in relation to such waiver.

         13.12 AMENDMENT. This Agreement may be modified or amended only in a writing duly executed by or on behalf of each of the parties hereto.

         13.13 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.


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


         13.14 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, rule, or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         13.15 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other Gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement, (d) the words "include" and "including" shall be construed as incorporating "but not limited to" or "without limitation," and (e) each reference to Seller shall be a reference to any of its subsidiaries and predecessors and each representation, warranty, covenant, and other agreement made herein with respect to Seller shall be deemed made with respect to all such subsidiaries and predecessors. The language used in this Agreement shall be deemed to the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any Person.

         13.16 CONTINUING JURISDICTION. The parties agree that the Bankruptcy Court shall retain jurisdiction over the enforcement of this Agreement, including, but not limited to, the performance of the obligations and transactions contemplated hereunder.

         13.17 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporation or limited liability company which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction of incorporation or organization of such entity shall govern.

         13.18 OBLIGATIONS JOINT AND SEVERAL. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of the Seller and its affiliates; and the Purchaser and its affiliates, shall be joint and several, except as otherwise provided in this Agreement.

         13.19 NO PARTNERSHIP OR JOINT VENTURE. Other than with respect to the formation of Newco, nothing contained in this Paragraph or elsewhere in this Agreement shall be deemed to create a partnership, joint venture, or any other relationship other than that of seller and purchaser between the parties hereto.

         13.20 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the signing parties hereto, their affiliates and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         13.21 EMPLOYEES. Purchaser and its designees shall not be deemed an employer with Seller or any of its affiliates or subsidiaries and Purchaser and its designees shall have no obligation to pay wages or benefits (or to fund any pension plan) or to employ any employee of Seller or any affiliates or subsidiaries. All WARN Act or similar obligation shall be Seller's sole obligation.

         13.22 COOPERATION. Seller shall reasonably cooperate with Purchaser with marketing the Properties and in implementing closings related thereto. If Purchaser so requests, Seller shall (in its sole discretion) use commercially reasonable efforts to obtain further extensions of any time periods set forth herein or in the Designation Order (but failure to obtain such extension shall not constitute a default hereunder). Purchaser shall provide status reports, from time to time, to Seller relating to marketing efforts and Carrying Costs, etc., as reasonably requested by Seller. Seller shall provide Purchaser or its agents with access to Seller's documents relating to the Properties and the right to copy such documents.

         13.23 SALES TO INSIDERS. Any sale or assignment to an insider or affiliate of Purchaser shall be, at Seller's discretion, subject to a private or public auction to be held no later than thirty (30) days of receipt by Seller of notice of such sale. If the auction does not occur within thirty (30) days, then Purchaser shall be relieved of its Carrying Cost obligations with respect to such Property for the period commencing on the 31st day after the notice until such auction is held. In no event shall the auction take place more than forty-five (45) days after the notice to Seller.

                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day year first above written.

                                    SERVICE MERCHANDISE COMPANY, INC.

                                    By:   /s/ C. Steven Moore
                                       -----------------------------------------
                                       Name:   C. Steven Moore
                                       Title:   Chief Administrative Officer


                       [SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUE FROM PREVIOUS PAGE]


                                    KLA/SM, L.L.C.

                                    By:   /s/ Hersch Klaff
                                       -----------------------------------------

                                    Name:  Hersch Klaff
                                         ---------------------------------------

                                    Title: It's Authorized Representative
                                           -------------------------------------